Exhibit 10.1

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (the “Agreement”) is entered into by and between Verso Corporation (as the sole member of the Coalition for Fair Paper Imports) (hereinafter referred to as “Petitioner”) and (1) Port Hawkesbury Paper Limited Partnership, Port Hawkesbury Paper Inc., Pacific West Commercial Corporation, Port Hawkesbury Paper Holdings Ltd., Port Hawkesbury Investments Ltd., 6879900 Canada Inc., Port Hawkesbury Paper GP Ltd., and PHP Sales Services (US) LLC (collectively, “Port Hawkesbury”); and (2) Irving Paper Limited (“Irving”). Port Hawkesbury and Irving are hereinafter referred to as a group as “Respondents” or individually by name or as “each Respondent” or “individual Respondent.” Also, Petitioner and Respondents are hereinafter referred to as a group as “the Parties” or as individuals as “such Party.”

WHEREAS, the U.S. Department of Commerce (“Commerce”) initiated a countervailing duty investigation involving Supercalendered Paper from Canada on March 26, 2015 (80 Fed. 15,981); published an affirmative preliminary determination on August 3, 2015 (80 Fed. Reg. 45,951); and published an affirmative final determination on October 20, 2015 (80 Fed. Reg. 63,535);

WHEREAS, upon issuing the affirmative preliminary determination, Commerce ordered suspension of liquidation and the imposition of cash deposits on all entries of Supercalendered Paper from Canada on or after August 3, 2015, and the suspension of liquidation remains in effect;

WHEREAS, Port Hawkesbury, Irving, and other interested parties requested review of Commerce’s final countervailing duty determination (80 Fed. Reg. 63,535) by a NAFTA binational Panel (USA-CDA-2015-1904-01), and this review is ongoing.

WHEREAS, Commerce issued a final countervailing duty order (“CVD Order”) on December 10, 2015 that continued suspension of liquidation and the requirement of cash deposits (80 Fed. Reg. 76,668).

WHEREAS, Commerce initiated an expedited review involving Irving on February 8, 2016 (81 Fed. Reg. 6,506), and published preliminary results on November 28, 2016 (81 Fed. Reg. 85,520) and final results on April 24, 2017 (82 Fed. Reg. 18,896).

WHEREAS, Irving appealed the final results of the expedited review (82 Fed. Reg. 18,896) to the United States Court of International Trade (“USCIT”) on May 24, 2017, and June 9, 2017, and these actions (Court Nos. 17-128 and 17-141) are ongoing.

WHEREAS, Commerce initiated the first administrative review involving the Respondents on February 13, 2017 (82 Fed. Reg. 10,457); and issued a preliminary determination on January 3, 2018 (83 Fed. Reg. 354).

WHEREAS, Commerce initiated the second administrative review involving Respondents on February 23, 2018 (83 Fed. Reg. 3,403) but has not yet issued a preliminary determination.

WHEREAS, Commerce has not yet completed an administrative review related to any time period;

WHEREAS, Petitioner and Respondents wish to avoid the uncertainties and risks related to the final results of the expedited and administrative reviews and the many complex issues addressed in any related litigation, and desire to instead amicably resolve the differences between the two sides through agreement;

WHEREAS, Petitioner has independently determined that the continued enforcement of the CVD Order is no longer in its independent self interest;

NOW THEREFORE, in consideration of certain payments, promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound, agree as follows:

PART 1:

PETITIONER’S OBLIGATIONS

1.	Within 3 days of the signing of this Agreement, the Petitioner agrees to file with Commerce a request for a “no interest” changed circumstances review of the CVD Order on Supercalendered Paper from Canada substantially in the form set forth in Attachment A, wherein Petitioner will express a lack of interest in the CVD Order dating back to August 3, 2015, and specifically request that the effective date of the notice of revocation of the CVD Order shall be August 3, 2015.

2.	Petitioner agrees to include in the request for changed circumstances review a certified statement and relevant supporting documentation to confirm the basis for Petitioner’s belief that Petitioner represents “substantially all” (or at least 85%) of U.S. production of Supercalendered Paper.

3.	Petitioner agrees to include in the request for a changed circumstances review a request that Commerce initiate and complete the “no interest” changed circumstances review as soon as possible and that Commerce also issue at the same time a preliminary determination to revoke the CVD Order which: (1) states that the effective date of revocation shall be August 3, 2015; and (2) instructs U.S. Customs and Border Protection (“CBP”) to cease the collection of cash deposits, liquidate all unliquidated entries that were entered on or after August 3, 2015 without regard to countervailing duties, and refund all countervailing duty deposits on all such merchandise, with applicable interest.

4.	Petitioner also agrees to:

a.	take all reasonable actions that its external legal counsel advises are necessary to ensure that Commerce initiates the changed circumstances review promptly;

b.	actively participate in the review (to the extent its external legal counsel advises is necessary) to advocate for revocation of the CVD Order with retroactive effect and refund of all cash deposits on entries made on or after August 3, 2015; and

c.	take all other reasonable actions that its external legal counsel advises are necessary and consider other actions requested by Respondents to achieve the revocation of the CVD Order with retroactive effect and refund of all cash deposits, plus applicable interest, on entries dating back to August 3, 2015.

5.	If, for any reason, Commerce determines not to revoke the CVD Order with retroactive effect to August 3, 2015, the Respondents and Petitioner will consult with each other and independently evaluate and determine in good faith, exercising reasonable discretion, whether to file an appeal seeking revocation of the CVD Order with retroactive effect to August 3, 2015 and refund of all cash deposits, plus applicable interest, on entries on or after that date. Notwithstanding the foregoing sentence, in no event will Petitioner file an appeal if advised by its external counsel that there are not meritorious grounds for appeal. If Respondents file an appeal and request Petitioner’s support, Petitioner will reasonably cooperate with their appeal by acknowledging support of revocation of the CVD Order with retroactive effect to August 3, 2015, through submissions that its external legal counsel advises it are consistent with the intent of this Agreement. The costs of appeals will be paid by the Respondents, unless otherwise agreed in writing by Respondents and Petitioner.

6.	Petitioner confirms, to the best of its knowledge and belief, that it now represents at least 85% of U.S. production of Supercalendered Paper and, that to the best of its knowledge and belief based on current information available to it, expects to continue to represent at least 85% of U.S. production at the time of the filing of the request for a changed circumstances review and through the date of publication of the notice of revocation of the CVD Order, understanding that this is an important requirement to such revocation.

7.	Except as otherwise provided in this Agreement, Petitioner agrees not to initiate any new court or NAFTA appeals related to any segment of the Supercalendered Paper Countervailing Duty proceeding on or after the date of the signing of this Agreement.

PART 2:

RESPONDENTS’ OBLIGATIONS

8.	In consideration for achieving the retroactive revocation of the CVD Order and the refund of all cash deposits (including applicable interest) on entries made on or after August 3, 2015 through Petitioner’s actions described in paragraphs 1-7, each Respondent agrees to pay Petitioner an amount equal to its pro rata share of forty-two million dollars (US) (“Settlement Payment”), as calculated by multiplying forty-two million dollars (US) by the “Individual Respondent’s Share” agreed to by Respondents, due and payable in accordance with an escrow agreement that will be entered into by the Parties with a selected escrow agent. Attachment B includes a draft escrow agreement. The Parties agree that the final escrow agreement will be substantially consistent with the draft in Attachment B, and only those additions, deletions or edits required by the escrow agent will be included in the final escrow agreement if all Parties hereto agree to any such modifications.

9.	If, for any reason, Commerce determines that the effective date of revocation is a date after August 3, 2015, the total “Settlement Payment” will be reduced by the ratio of: (1) the number of days from (and including) August 3, 2015 and until the day immediately prior to the retroactive date of revocation; and (2) the total number of days from (and including) August 3, 2015 and the date of publication of the notice of revocation of the CVD order.

10.	The “Settlement Payment” shall be paid in the appropriate amount from the receipt of refunds of countervailing duty cash deposits and interest related to the retroactive revocation of the CVD Order of Supercalendered Paper from Canada on entries made on or after August 3, 2015.

11.	In order to ensure that relevant refunds of countervailing duty deposits and interest are paid to Petitioner, as agreed in paragraphs 8-10, Respondents agree to take the following actions:

a.	Within 10 days of this Agreement, each Respondent will provide to a designated agent a list of all relevant entries of Supercalendered Paper from Canada entered on or after August 3, 2015, together with the amount of countervailing duty deposited on each entry on the basis that the designated agent agrees to hold all such information in confidence.

b.	Within 30 days of this Agreement, each Respondent will file an appropriate notification with CBP (i.e., the Special Address Notification – CBP Form 4811) to transfer and pay any and all refunds of countervailing duty deposits and interest with respect to the entries made from August 3, 2015 to the date of publication of the notice of revocation of the CVD Order to the interest bearing escrow account of a designated agent -

Agent Name

Address

Account Name

Account Number

c.	Subject to the obligations of this Agreement, all refunds of countervailing duty deposits and interest will be received and held in escrow by the agent in favor of, and title to such payment shall remain with, the individual Respondent to which such deposits relate until all conditions included in the escrow agreement (Attachment B) are met.

d.	If all conditions have been met, then for an amount up to each Respondent’s obligation as specified in paragraphs 8-10 above, the agent shall release that amount to the Petitioner. The release to the Petitioner will occur on a monthly basis on the third day of each month in an amount equal to:

i.	with respect to each Respondent, sixty six and 2/3 percent (66.66%) of the total refunds received into the individual account held for such individual Respondent in the prior month until the Petitioner has received an amount equal to each Respondent’s pro rata share of ten million dollars (US) (“Total Threshold Amount”), as calculated by multiplying ten million dollars (US) by the “Individual Respondent’s Share” agreed to by Irving and PHP, as the case may be.

ii.	once an individual Respondent’s pro rata share of the Total Threshold Amount has been reached, fifty percent (50%) of the total refunds received into the individual account held by that individual Respondent in the prior month until such time as Petitioner has received a total amount from such individual Respondent’s account as specified in paragraphs 8-10 above.

The remaining amount received during the prior month (i.e., thirty three and 1/3 percent until the individual Respondent Threshold Amount has been paid to Petitioner and fifty percent thereafter) shall be disbursed to such individual Respondent on the same date.

e.	After the amount due from an individual Respondent as specified in paragraphs 8-10 above has been transferred to the Petitioner, any remaining amounts received by the agent for that Respondent shall be transferred promptly to that Respondent. In no circumstance shall an amount greater than the individual Respondent’s obligation as specified in paragraphs 8-10 above be transferred to the Petitioner from the refunds owed to that individual Respondent.

f.	“Individual Respondent’s Share” in the context of paragraph 8 and paragraph 11d, agreed to by Irving and PHP, will be confirmed by a separate letter signed on the date of the Settlement Agreement (“Individual Respondent’s Share Letter”).

12.	Respondents agree to actively support the Petitioner’s “no interest” changed circumstances review request with effective revocation date of August 3, 2015, including filing statements of support and taking any other necessary actions. Respondents will consult and coordinate any such actions with Petitioner to the extent reasonably practicable. If, for any reason, consultation and coordination is not reasonably practicable, Respondent will notify Petitioner of any such action as soon as possible.

13.	If, for any reason, Commerce determines not to revoke the CVD Order with effective revocation date of August 3, 2015, Respondents maintain the right to appeal and actively participate in any relevant court or NAFTA litigation in order to obtain revocation of the CVD Order with retroactive effect to August 3, 2015 and refund of all cash deposits, plus applicable interest, on entries made on or after that date.

PART 3:

REPRESENTATIONS AND WARRANTIES

14.	Representations and Warranties. Each Party represents and warrants as follows:

a.	Organization and Standing. Such Party is duly organized and validly exists in good standing under the laws of the federal (or national), state (or provincial), and local jurisdictions of its respective organization.

b.	Authority. Such Party has the corporate or limited partnership power and authority, as applicable, to enter into and perform this Agreement and all agreements and transactions contemplated hereby. The execution, delivery, and performance by such Party of this Agreement and all agreements and transactions contemplated hereby have been duly authorized by all requisite corporate, partnership or shareholder actions on the part of such Party and such Party has duly appointed its undersigned signatory and otherwise empowered its signatory to execute this Agreement.

c.	Validity of Agreement. This Agreement on this date is a legal, valid, and binding obligation of such Party and is enforceable against such Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors’ rights in general, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

d.

No Violation. The execution, delivery, and performance of this Agreement by such Party does not: (i) conflict with or result in a violation of the corporate or organizational documents of such Party; (ii) conflict with, result in a violation of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of, an obligation arising under the terms of any agreement to which such Party is a party, or by which such Party may be subject; (iii) violate any law; or (iv) result in the creation or imposition of (or the obligation to create or impose) any lien.

e.	No Consent Required. Except as otherwise provided for in this Agreement, no consent, waiver, approval, authority, or other action, or filing with, any government body, is required in connection with the execution, delivery, and performance by such Party of this Agreement or the agreements and transactions contemplated hereby, and no consent, waiver, approval, authorization or other action by any Person (other than government bodies) is required in connection with the execution, delivery, and performance of such Party of this Agreement or the agreements or transactions contemplated hereby.

f.	Statement of Good Faith. Such Party warrants its cooperation in ensuring that the terms of this Agreement are fulfilled expeditiously.

g.	No Assignment or Transfer of Rights or Claims. Such Party represents that it has not assigned or transferred any rights, obligations and claims that it has relating to the CVD Order.

h.	No Challenge to Revocation of the Supercalendered Paper CVD Order. Such Party, including each of its affiliates, covenants and warrants that it will not challenge, or cause to be challenged, Commerce’s final revocation of the CVD Order with retroactive effect to August 3, 2015, either administratively or before any court of competent jurisdiction.

i.	No Trade Remedy Filings. All Parties agree that for the period commencing with the signing of this Agreement and ending ten years after the date of publication of the notice of revocation of the CVD Order, they will not file, initiate or support, and will affirmatively oppose by filing a letter of opposition, to the extent they have standing to oppose, any trade remedy investigation or other action against imports of Supercalendered Paper from Canada to the United States, including (but not limited to) the following:

i.	a countervailing duty investigation or an antidumping duty investigation under Title VII of the Tariff Act of 1930, as amended, or any successor law,

ii.	an investigation under Sections 201 to 204, inclusive, of the Trade Act of 1974, as amended, or any successor law;

iii.	an investigation under Section 337 of the Tariff Act of 1930, as amended, or any successor law;

iv.	an investigation under Sections 301 to 307, inclusive, of the Trade Act of 1974, as amended, or any successor law; or

v.	any similar investigations or actions whose purpose and/or effect is to restrain imports of Supercalendered Paper from Canada.

j.	Withdrawal of all NAFTA claims and USCIT appeals. Petitioner and Respondents agree that if Commerce revokes the CVD Order with retroactive effect to August 3, 2015 and issues instructions to CBP to refund all deposits, with applicable interest, (and that decision becomes final) they will file applicable documents with the NAFTA Panel, withdrawing all their claims related to the NAFTA Panel Proceeding and withdraw from the proceeding (NAFTA Secretariat File No. USA-CDA-2015-1904-01). Irving also agrees to withdraw, at the same time, the USCIT appeals (Court Nos. 17-128 and 17-141) related to the expedited review.

k.	Conditional Right to Pursue Administrative Reviews and Litigation. If, for any reason, Commerce does not revoke the CVD Order and instruct CBP to refund deposits with interest on all unliquidated entries made on or after August 3, 2015, Respondents retain the right to pursue administrative reviews and appeals to the courts or NAFTA related to those unliquidated entries.

l.	Disclosure. No representation or warranty by such Party in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.

PART 4:

MISCELLANEOUS

15.	Miscellaneous

a.	Severable Liability. Respondents’ obligations under this Agreement, including, but not limited to, each Respondent’s obligation to pay its pro rata share of the Settlement Payment under paragraphs 8-10, shall be severable and not joint, and no Respondent shall have any obligation hereunder to pay more than its pro rata share of the Settlement Payment, nor shall there be any right to indemnification against either Respondent for obligations of the other Respondent under this Agreement.

b.

Notices. All notices, consents, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given or delivered if: (i) delivered by hand; (ii) delivered by a recognized overnight commercial courier (receipt requested); or (iii) sent by telecopier (with receipt confirmed), provided that a copy is promptly thereafter mailed by first-class postage prepaid mail, to the Party as follows (or to such other addresses as any Party shall have last designated by fifteen (15) days’ notice to the other Parties).

If to Petitioner, to:

Stephen A. Jones, Esq.

King & Spalding LLP

1700 Pennsylvania Avenue, NW

Washington, DC 20006-4706

If to any of the Respondents, to:

On behalf of Irving, to

Walter J. Spak, Esq.

White & Case, LLP

701 Thirteenth Street, NW

Washington, DC 20005

On behalf of Port Hawkesbury, to

Peggy A. Clarke, Esq.

Law Offices of Peggy A. Clarke

1325 G Street, NW

Washington, DC 20005

c.	Modification. This Agreement shall not be modified except by an instrument in writing signed by or on behalf of all of the Parties.

d.	Governing Law and Forum. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, United States of America, without regard to the conflict of laws principles and the Parties agree that the exclusive forum for all disputes arising under or related to this Agreement shall be the Federal and State courts located in New York County in the State of New York.

e.	Benefit of Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the respective successors and assigns of the Parties hereto, provided that neither Petitioner on the one hand, nor any Respondent on the other hand, may assign or transfer any of its interest hereunder, directly or indirectly, to any other person or entity without the consent of the other which shall not be unreasonably withheld, such assignments being null and void and of no force and effect. This paragraph shall not in any way restrict any Party from selling all or substantially all of its assets or otherwise participating in a merger or change of control transaction, provided that in any such transaction such Party will require the acquiring or merger counterparty as a condition to such transaction to agree to be bound by this Agreement.

f.	Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

g.	Invalidity. If any of the provisions of this Agreement is held invalid or unenforceable, such invalidity or unenforceability shall not affect in any way the validity or enforceability of any other provision of this Agreement. In the event any provision is held invalid or unenforceable, the Parties shall attempt to agree on a valid or enforceable provision that shall be a reasonable substitute for such invalid or unenforceable provision in light of the tenor of this Agreement and, on so agreeing, shall incorporate such substitute provision in this Agreement.

h.	Entire Agreement and Construction. Unless otherwise provided, this Agreement, the agreements referenced herein, and the “Individual Respondent’s Share Letter”

contain the entire agreement between the Parties hereto with respect to the agreements and transactions contemplated herein and all prior understandings and agreements shall merge herein. There are no additional terms, whether consistent or inconsistent, oral or written, that are intended to be part of the Parties’ understandings that have not been incorporated into this Agreement. The Parties agree that they have jointly participated in the drafting and preparation of this Agreement, that each Party has had the opportunity to have this Agreement reviewed and commented upon by its legal counsel and that the language of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any of the Parties hereto.

i.	Survival. The releases, covenants, agreements, representations, and warranties contained in the Agreement and in any covenants, agreements, representations, and warranties shall survive the closing of the Agreement, remain in full force and effect, shall not merge, and shall inure to the benefit of the Parties and their respective successors and assigns.

j.	Expenses. Except as otherwise expressly provided herein, each Party shall bear its fees, costs, and expenses in connection with the transactions contemplated herein, including, without limitation, all legal and accounting fees and disbursements and fees and expenses of other advisors retained by such Party.

k.

Waivers. Any Party may by written instrument: (i) waive any inaccuracies in any of the representations or waivers made to it by any other Party contained in this Agreement or in any instruments and documents delivered to it pursuant to this Agreement; or (ii) waive compliance or performance by any other Party with or of any of the covenants or agreements made to it by any other Party contained in this Agreement. The delay or failure on the part of any Party to insist, in any one instance or more, upon strict performance of any of the terms or conditions of this Agreement, or to exercise any right or privilege herein conferred shall not be construed as a waiver of any such terms, conditions, rights or privileges but the same shall continue and remain in full force and effect. All rights and remedies are cumulative.

l.	Headings. The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the interpretation of any provision thereof.

16.	Confidentiality.

a.	The Parties acknowledge that Petitioner will file this Agreement with the United States Securities and Exchange Commission (“SEC”), which will publicly disclose this Agreement. Prior to such filing, the Parties agree to treat this Agreement as confidential pursuant to the following terms:

i.	Each Party shall hold the terms, conditions, and existence of the agreement itself and actions contemplated thereby (the “Confidential Information”) confidential and it shall not be disclosed by such Party, any affiliate of such party, or any of its representatives as defined in Part 1 of this Agreement, in any manner whatsoever, in whole or in part, directly or indirectly.

ii.	Each Party agrees to transmit the Confidential Information only to those representatives whose duties in such Party’s reasonable opinion, give rise to the need to know the Confidential Information, and who are informed by such

Party of the confidential nature of the Confidential Information, and who agree to abide by the terms of this Section. It is understood that for purposes of this Agreement, a potential acquirer or merger partner should be considered a “representative,” to the extent that Confidential Information has been shared under the terms of this Agreement.

iii.	Each Party agrees to be responsible for any breach of this Section by any of such Party’s representatives.

iv.	Each Party shall make all reasonable, necessary, and appropriate efforts to safeguard the Confidential Information from disclosure to anyone other than as permitted hereby.

v.	The term “Confidential Information” shall not include such portions of the Confidential Information that: (i) are or become generally available to the public other than as a result of a disclosure by such Party or such Party’s representatives; (ii) become available to such Party on a non-confidential basis from a source other than the other Parties or their representatives, provided that such source is not bound by a confidentiality agreement with the other Parties or their Representatives or otherwise prohibited from transmitting the information to such Party by a contractual, legal, or fiduciary obligation; or (iii) were known to such Party on a non-confidential basis prior to their disclosure to such Party by the other Parties or their Representatives.

vi.

In the event that a Party or anyone to whom such Party transmits the Confidential Information pursuant to this Section becomes legally or regulatorily compelled or required (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process or accounting principles or securities laws) to disclose any of the Confidential Information, such Party may furnish such Confidential Information if it obtains reliable assurance that confidential treatment will be accorded to such Confidential Information. If such Party does not obtain reliable assurance that confidential treatment will be accorded to such Confidential Information, such Party will provide the other Parties with prompt written notice so that the other Parties may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section. In the event that such protective order or other remedy is not obtained, or that the other Parties waive compliance with the provisions of this Section, such Party or such Party’s representatives will furnish only that portion of the Confidential Information that is legally required and such Party shall exercise such Party’s best efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information. In addition, a party may disclose any of the Confidential Information for purposes of complying with United States Securities and Exchange Commission and stock exchange listing requirements to the extent advised by its external counsel that such disclosure is legally required.

vii.	The Parties agree that a Party can inform relevant Federal and Provincial Government officials in Canada and the relevant Commerce officials, as necessary, of the existence of the Agreement and the general terms, based on assurances that the information will not be disclosed publicly until Petitioner has filed this Agreement with the SEC. The Parties shall coordinate the timing of any disclosure to any government official.

viii.	Each Party acknowledges and agrees that the other Parties would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of this Section were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each Party agrees that the other Parties shall be entitled to injunctive relief to prevent breaches of this Section and to specifically enforce the terms and provisions hereof, in addition to any other remedy to which the other Parties may be entitled, at law or in equity.

b.	Notwithstanding the foregoing, a Party may disclose the Confidential Information in order to enforce the obligations of any other Party or to implement the terms of this Agreement.

IN WITNESS WHEREOF, each of the Parties has fully executed this Agreement as of the 20th day of March 2018.

On behalf of Verso Corporation

By:	/s/ B. Christopher DiSantis

On behalf of Port Hawkesbury Paper Limited Partnership, Port Hawkesbury Paper Inc., Pacific West Commercial Corporation, Port Hawkesbury Paper Holdings Ltd., Port Hawkesbury Investments Ltd., 6879900 Canada Inc., Port Hawkesbury Paper GP Ltd., and PHP Sales Services (US) LLC

By:	/s/ Ronald N. Stern

On behalf of Irving Paper Limited

By:	/s/ James D. Irving

By:	/s/ M. Ross Langley

SETTLEMENT AGREEMENT ATTACHMENTS

Attachment A                Draft “No Interest” Letter

Attachment B                Escrow Agreement

ATTACHMENT A

Draft “No Interest” Letter

[DATE]

Case No. C-122-854

Total Pages:

Changed Circumstances Review

Enforcement and Compliance, AD/CVD Operations

PUBLIC DOCUMENT

BY ELECTRONIC FILING

The Honorable Wilbur L. Ross, Jr.

Secretary of Commerce

Attention Enforcement and Compliance

APO/Dockets Unit, Room 18022

U.S. Department of Commerce

14th Street and Constitution Avenue, NW

Washington, DC 20230

Re: Supercalendered Paper from Canada

Dear Secretary Ross:

In accordance with 19 U.S.C. § 1677m(h)(2) and 19 C.F.R. § 351.222(g)(1)(i), {Verso} hereby requests a changed circumstances review of the countervailing duty order on Supercalendered Paper from Canada. Verso has no interest in the enforcement or existence of the countervailing duty order as to the period from August 3, 2015, onward. Verso requests the retroactive revocation of the order back to August 3, 2015. Verso believes that Verso represents “substantially all” (or at least 85%) of U.S. production of Supercalendered Paper.1 Supporting documents demonstrating that Verso represents “substantially all” of U.S. production are attached.

Verso requests that the Department initiate and complete this “no interest” changed circumstances review as soon as possible. In accordance with 19 C.F.R. § 351.221(c)(3)(ii), Verso also requests that the Department issue at the same time a

[1]	See, e.g., Certain Corrosion-Resistant Carbon Steel Flat Products from Japan, 70 Fed. Reg. 35618, 35624 (June 21, 2005) (prelim. results, unchanged in final) (stating “substantially all” means at least 85% of U.S. production); Certain Hot-Rolled Lead and Bismuth Carbon Steel Flat Products from the United Kingdom, 65 Fed. Reg. 13713, 13714 (Mar. 14, 2000) (final results) (same).

preliminary determination to revoke the CVD order, with the effective date of revocation August 3, 2015, and that the Department instruct U.S. Customs and Border Protection (i) to cease the collection of cash deposits, liquidate all unliquidated entries that were entered on or after August 3, 2015, without regard to countervailing duties, and (ii) to refund all countervailing duty deposits on all such merchandise, with applicable interest.

We appreciate the Department’s attention to this matter.

Sincerely,

{COUNSEL}

ATTACHMENT B

Escrow Agreement

Escrow Agreement

This ESCROW AGREEMENT (“Escrow Agreement”), dated as of {DATE}, is made and entered into by Verso Corporation (Verso or the “U.S. Producer” or “Petitioner”), the U.S. importers of record for each of Irving Paper Limited (“Irving Paper”) and Port Hawkesbury Paper Limited Partnership, Port Hawkesbury Paper Inc., Pacific West Commercial Corporation, Port Hawkesbury Paper Holdings Ltd., Port Hawkesbury Investments Ltd., 6879900 Canada Inc. and Port Hawkesbury Paper Ltd., and PHP Sales Services (US) LLC (collectively, “PHP” and, collectively with Irving Paper, the “Canadian Producers” or “Respondents”), as set forth on Exhibit 1 hereto (the “U.S. Importers”), and                      (the “Escrow Agent”), solely in its capacity as Escrow Agent hereunder. The U.S. Producer, the U.S. Importers and the Escrow Agent are sometimes individually referred to as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined herein shall have the meanings given to them in the Settlement Agreement (as hereafter defined).

W I T N E S S E T H:

WHEREAS, the U.S. Department of Commerce (“Commerce”) initiated a countervailing duty investigation involving Supercalendered Paper from Canada on March 26, 2015 (80 Fed. 15,981); published an affirmative preliminary determination on August 3, 2015 (80 Fed. Reg. 45,951); and published an affirmative final determination on October 20, 2015 (80 Fed. Reg. 63,535);

WHEREAS, Commerce ordered suspension of liquidation and the imposition of cash deposits on all entries of Supercalendered Paper from Canada made on or after August 3, 2015 and the suspension of liquidation remains in effect;

WHEREAS, Commerce issued a final countervailing duty order (“CVD Order”) on December 10, 2015 that continued suspension of liquidation and the requirement of cash deposits (80 Fed. Reg. 76,668);

WHEREAS, Commerce initiated an expedited review involving Irving Paper on February 8, 2016 (81 Fed. Reg. 6,506), and published preliminary results on November 28, 2016 (81 Fed. Reg. 85,520), and final results on April 24, 2017 (82 Fed. Reg. 18,896);

WHEREAS, Commerce initiated the first administrative review involving the Respondents on February 13, 2017 (82 Fed. Reg. 10457); and issued a preliminary determination on January 3, 2018 (83 Fed. Reg. 354).

WHEREAS, Commerce initiated the second administrative review involving the Respondents on February 23, 2018 (83 Fed. Reg. 3,403);

WHEREAS, Commerce has not yet completed an administrative review related to any time period;

WHEREAS, Petitioner and Respondents wish to avoid the uncertainties and risks related to the final results of the expedited and administrative reviews and the many complex issues addressed in any related litigation, and, therefore, executed an agreement on                      to amicably resolve the differences between the two sides through agreement (“Settlement Agreement”);

NOW THEREFORE, in furtherance of the Settlement Agreement and the, promises contained therein, the parties hereto intending to be legally bound, agree as follows:

Section 1. Establishment of Accounts.

(a) The U.S. Producer and each of the U.S. Importers hereby appoints and designates                      as the Escrow Agent for the purposes set forth in this Escrow Agreement, and                      hereby accepts such appointment and agrees to act as Escrow Agent under this Escrow Agreement and to perform those obligations as are to be performed by the Escrow Agent in accordance with the terms of this Escrow Agreement. In accordance with paragraph 11.b of the Settlement Agreement, each of the U.S. Importers has filed with the U.S. Government the Forms 4811 attached hereto as Exhibit 2, designating the Escrow Agent as its agent to receive any and all refunds of countervailing duty deposits and interest with respect to imports of Supercalendered Paper exported and/or manufactured by Irving Paper or PHP that were entered on or after August 3, 2015 (“Fund Contributions”), and directing the U.S. Government to deliver the Fund Contributions to the Escrow Agent. The Escrow Agent has completed the Forms 5106 attached hereto as Exhibit 3 in accordance with the instructions given to the Escrow Agent by the U.S. Importers and the U.S. Producer and, at the direction of the U.S. Importers and the U.S. Producer, the U.S. Importers have filed such Forms with the U.S. Government. Each of the U.S. Importers also has granted the Escrow Agent an irrevocable power of attorney, attached hereto as Exhibit 4, to receive, endorse and deposit all Fund Contributions into the appropriate escrow account.

(b) In accordance with the terms and conditions of this Escrow Agreement, there are hereby established two independent, segregated and irrevocable escrow accounts at the Escrow Agent’s office in                     . One account is hereby established to hold, on behalf of and for the benefit of the U.S. Producer and the U.S. Importers for Irving Paper, and into which the Escrow Agent shall deposit upon receipt, only those Fund Contributions otherwise payable to Irving Paper’s U.S. Importers as identified on Exhibit 1 hereto (the “Irving Paper Account”), and one account is hereby established to hold, on behalf of and for the benefit of the U.S. Producer and the U.S. Importers for PHP, and into which the Escrow Agent shall deposit upon receipt, only those Fund Contributions otherwise payable to PHP’s U.S. Importers as identified on Exhibit 1 hereto (the “PHP Account” and, together with the Irving Paper Account, the “Accounts”); provided that the Escrow Agent shall have no responsibility for any of the Fund Contributions until such monies are actually received and clear through normal banking channels. The Fund Contributions shall be disbursed by the Escrow Agent only in accordance with the terms and conditions set forth in this Escrow Agreement.

2

(c) The Escrow Agent shall receive and hold in escrow Fund Contributions delivered to the Escrow Agent, as contemplated by this Escrow Agreement; provided, however, that the Escrow Agent shall have no duty or responsibility with respect to the collection of such funds (other than as a result of the endorsement of checks and the deposit of the Fund Contributions in the Accounts) or enforcing the payment thereof or with respect to enforcing or otherwise taking any action under or by virtue of any agreement or undertaking, including but not limited to the Settlement Agreement, except this Escrow Agreement.

Section 2. Disbursement.

(a) Each Fund Contribution and all investment income relating thereto shall be held for the benefit of the U.S. Producer and the applicable U.S. Importers in the Irving Paper Account or the PHP Account, as applicable, and disbursed from each Account by the Escrow Agent on a monthly basis as set forth in this Escrow Agreement.

(b) For each month in which the Escrow Agent receives one or more Fund Contributions in either the Irving Paper Account or the PHP Account, on the third business day of the following calendar month the Escrow Agent shall disburse such Fund Contribution(s), together with any earnings on investments made with monies in the Account(s) into which such Fund Contributions were made in accordance with Section 3 hereof, as follows:

(i)	with respect to each Respondent, sixty six and 2/3 percent (66.66%) of the total refunds received into the individual account held for such individual Respondent in the prior month until the Petitioner has received an amount equal to each Respondent’s pro rata share of ten million dollars (US) (“Total Threshold Amount”), as calculated by multiplying ten million dollars (US) by the “Individual Respondent’s Share” agreed to by Irving and PHP, as the case may be.

(ii)	once an individual Respondent’s pro rata share of the Total Threshold Amount has been reached, fifty percent (50%) of the total refunds received into the individual account held by that individual Respondent in the prior month until such time as Petitioner has received a total amount from such individual Respondent’s account as specified in paragraphs 8-10 of the settlement agreement.

The remaining amount received during the prior month (i.e., thirty three and 1/3 percent until the individual Respondent Threshold Amount has been paid to Petitioner and fifty percent thereafter) shall be disbursed to such individual Respondent on the same date. Each disbursement shall be accompanied by a

3

written statement of the aggregate amount of Fund Contributions received by the Escrow Agent for each Account during the immediately preceding month and a calculation of the investment income thereon. On the date of each disbursement, the Escrow Agent shall distribute to counsel for the Parties compact discs containing images of each check received by the Escrow Agent for deposit into the Accounts during the immediately preceding month and images of each Courtesy Notice of Liquidation received by the Escrow Agent during the immediately preceding month. Each U.S. Importer hereby consents and agrees to the distribution in confidence by the Escrow Agent of such Courtesy Notices of Liquidation to counsel for the other Parties hereto.

(c) After the amount due from an individual Canadian Producer as specified in paragraphs 8-10 of the Settlement Agreement has been transferred to the U.S. Producer, any remaining amounts received by the Escrow Agent for that Canadian Producer shall be transferred promptly to the U.S. Importers of that producer. In no circumstance shall an amount greater than the individual Canadian Producer’s obligation as specified in paragraphs 8-10 of the Settlement Agreement be transferred to the U.S. Producer from the refunds owed to that individual Canadian Producer.

(d) All disbursements by the Escrow Agent shall be made by wire transfer of immediately available funds in accordance with the wire transfer instructions, in the case of disbursements to the U.S. Importers, set forth in Exhibit 1 and, in the case of disbursements to the U.S. Producer, set forth in Exhibit 5, as applicable.

(e) The Escrow Agent shall provide a Form 1099 in a timely manner to the U.S. Producer and each U.S. Importer who receives a disbursement of earnings on investments during any calendar year in which this Escrow Agreement shall be in effect. In connection therewith, the U.S. Producer and each U.S. Importer has provided its taxpayer identification number on the signature pages attached hereto and provided the Escrow Agent with an executed IRS Form W-9. Except for the delivery of Form 1099s, the Escrow Agent shall have no duty to prepare or file any Federal, state or other tax return or report with respect to the Accounts or any earnings thereon.

Section 3. Investment.

(a) Fund Contributions shall be invested by the Escrow Agent within two business days of receipt in a money market account designated by the Canadian Producers.

(b) Earnings on investments made with monies in the Escrow Account shall constitute part of the Escrow Account and shall be disbursed by the Escrow Agent in accordance with Section 2 hereof.

4

Section 4. Fees and Indemnification.

(a) The U.S. Producer and U.S. Importers jointly and severally agree to pay the Escrow Agent the fee specified in                      in connection with the execution, delivery and performance of this Escrow Agreement by the Escrow Agent and the establishment and maintenance of the Escrow Account. All such escrow fees and costs will be split one third (33.33%) to Petitioner, one third (33.33%) to Irving Paper, and one third (33.33%) to PHP.

(b) The U.S. Producer and U.S. Importers also jointly and severally agree to indemnify the Escrow Agent and its officers, directors, employees and agents (each an “Indemnified Party”) and save the Indemnified Parties harmless from and against any and all Claims (as hereinafter defined) and Losses (as hereinafter defined) which may be incurred by the Indemnified Parties as a result of Claims asserted against the Indemnified Parties as a result of or in connection with the Escrow Agent’s capacity as such under this Escrow Agreement by any person or entity not a Party, except to the extent and only to the extent such Claims or Losses arise out of or are related to gross negligence or willful misconduct of the Escrow Agent. For the purposes hereof:

(i)	the term “Claims” shall mean all claims, lawsuits, causes of action or other legal actions and proceedings of whatever nature brought against (whether by way of direct action, counterclaim, cross action or joinder) the Indemnified Parties, even if groundless, false or fraudulent, so long as the claim, lawsuit, cause of action or other legal action or proceeding is alleged or determined, directly or indirectly, to arise out of, result from, relate to or be based upon, in whole or in part: (A) the acts or omissions of any of the U.S. Producer or U.S. Importers (B) the appointment of the Escrow Agent as escrow agent under this Escrow Agreement, or (C) the performance by the Escrow Agent of its powers and duties under this Escrow Agreement; and

(ii)	the term “Losses” shall mean losses, costs, damages, reasonable expenses, judgments and liabilities of whatever nature (including but not limited to attorneys’, accountants’ and other professionals’ costs and reasonable expenses and amounts paid in settlement, provided that the U.S. Producer and U.S. Importers shall have given their prior written consent to such settlement, such consent not to be unreasonably withheld, delayed or conditioned), directly or indirectly resulting from, arising out of or relating to one or more Claims.

Upon the written request of an Indemnified Party, the U.S. Producer and U.S. Importers jointly and severally agree to assume the investigation and defense of any Claim, including the employment of counsel reasonably acceptable to the applicable Indemnified Party and the payment of all expenses related thereto and, notwithstanding any such assumption, the Indemnified Party shall have the right, and the U.S. Producer and U.S. Importers jointly and severally agree to pay the reasonably documented cost and expense thereof, to employ separate counsel with respect to any such Claim and participate in the investigation and defense thereof in

5

the event that such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to such Indemnified Party which are different from or additional to those available to any of the U.S. Producer and U.S. Importers. The U.S. Producer and U.S. Importers hereby agree that the indemnifications and protections afforded the Escrow Agent in this Section 4 shall survive the termination of the Agreement.

(c) The Escrow Agent waives any and all rights of set-off or counterclaim with respect to amounts standing to the credit of the Escrow Account other than for the payment of amounts due and payable to the Escrow Agent under this Escrow Agreement, and all payments made by the Escrow Agent under this Escrow Agreement shall be made without any deduction, withholding, set-off or counterclaim of any kind (other than for the payment of such amounts).

Section 5. Resignation and Removal.

(a) The Escrow Agent may resign at any time from its obligations under this Escrow Agreement by providing written notice to the other Parties hereto. Such resignation shall be effective on the date set forth in such written notice, which shall be no earlier than 60 days after such written notice has been given, provided that such resignation shall not take effect until the appointment of a successor escrow agent and its assumption of the obligations of the Escrow Agent under this Escrow Agreement. The Escrow Agent shall have no responsibility for the appointment of a successor escrow agent.

(b) The U.S. Producer and U.S. Importers also may remove the Escrow Agent by providing written notice signed by the U.S. Producer and U.S. Importers. Such removal shall be effective on the date set forth in such written notice which shall be no earlier than 60 days after such written notice has been given, provided that such removal shall not take effect until the appointment of a successor escrow agent and its assumption of the obligations of the Escrow Agent under this Escrow Agreement.

Section 6. Term. This Escrow Agreement shall be effective beginning on the date hereof and shall remain in effect until receipt by the Escrow Agent of written notice signed by all of the other Parties hereto of their mutual agreement to terminate this Escrow Agreement. Upon termination of this Escrow Agreement, the Escrow Agent shall disburse any amounts remaining on deposit in each Escrow Account in accordance with this Escrow Agreement.

Section 7. Governing Law and Dispute Resolution.

(a) This Escrow Agreement shall be governed and construed exclusively according to the laws of the State of New York (without regard to its conflict or choice of laws rules or principles).

(b) Except as provided below in Section 7(g), any dispute, controversy or claim, of any and every kind or type, whether based on contract, tort,

6

statute, regulation, law, equity or otherwise, arising out of, connected with, or relating in any way whatsoever to this Escrow Agreement or the Settlement Agreement, the relationship of the Parties, the obligations of the Parties or the operations carried out under this Escrow Agreement or the Settlement Agreement, including without limitation, any dispute as to the existence, validity, construction, interpretation, negotiation, fraud-in-the-inducement, performance, non-performance, breach, termination or enforceability of this Escrow Agreement or the Settlement Agreement, as well as any dispute regarding jurisdiction or arbitrability, shall be resolved exclusively through final and binding arbitration regardless of the type of claim or remedy or relief sought, it being the intention of the Parties that this is a broad form arbitration agreement designed to encompass all possible disputes among the Parties relating to the subject matter of this Escrow Agreement or the Settlement Agreement. This right to arbitrate, and proceed by consolidated arbitration, the disputes, claims or controversies under this Escrow Agreement or the Settlement Agreement shall survive the termination of this Escrow Agreement and the Settlement Agreement.

(c)    The arbitration shall be conducted in accordance with the Arbitration Rules of the International Chamber of Commerce (the “ICC”) as in effect on the date of commencement of the arbitration proceeding (the“ICC Rules”). Any Party may initiate a claim for arbitration by filing a demand for arbitration pursuant to the ICC Rules (an “Arbitration Demand”). That Party also shall send a copy of the Arbitration Demand to the other Parties. Upon any Arbitration Demand, and unless the Parties promptly agree to another method of appointing the arbitrators, three arbitrators shall be appointed by the ICC, which shall nominate one of the arbitrators to be the chairman.

(d)    If the Parties to this Escrow Agreement initiate multiple arbitration proceedings, the Parties hereby agree that all such proceedings shall be consolidated into a single arbitral proceeding. Such consolidation applies to any Arbitration Demand filed subsequent to any prior Arbitration Demand as long as the arbitration tribunal under the arbitration provisions of this Escrow Agreement or the Settlement Agreement shall be constituted. If any Arbitration Demand is filed after the arbitration tribunal under the arbitration provisions of this Escrow Agreement or the Settlement Agreement has finally decided all Arbitration Demands before the tribunal and the tribunal is no longer constituted for any other purpose, the ICC shall appoint a tribunal in accordance with Section 7(c) above and any other subsequently or contemporaneously filed Arbitration Demand shall be consolidated into that tribunal such that at no time shall more than one arbitration panel be constituted for any Arbitration Demands under this Escrow Agreement or the Settlement Agreement. The Parties hereby irrevocably waive any challenge or other objection to the consolidated arbitration provisions of this Escrow Agreement or the Settlement Agreement or the effects thereof as well as any challenge or other objection to any arbitration tribunal so constituted on any ground concerning consolidation. The Parties do not intend or agree by this provision to authorize a class action or a mass action.

7

(e)    The situs of the arbitration under this Escrow Agreement shall be New York, New York. The arbitration proceedings shall be conducted in the English language. The arbitrators shall resolve the dispute within a reasonably expedited time from the commencement of arbitration and issue a reasoned written opinion of their decision to all Parties. Judgment on the award of the arbitral tribunal may be entered by any court of competent jurisdiction. Any up-front or other costs of arbitration shall be paid equally by the U.S. Producers and the U.S. Importers engaged in such proceedings; provided, however, that the non-prevailing Party or Parties or group in any such arbitration shall pay or reimburse, as applicable, the prevailing Party or Parties for the fees, costs and expenses of the arbitration (including any fees paid to the ICC and the arbitrators), as well as all reasonable fees, costs and expenses of the prevailing Party or Parties incurred or paid in connection with the arbitration proceeding (including reasonable attorneys’ fees). Nothing in this clause shall be taken to supersede the Escrow Agent’s rights to indemnification and exculpation provided in Section 4 of this Escrow Agreement.

(f)    Except to the extent necessary to enforce the arbitration agreement or award, to enforce other rights of any Party under this Escrow Agreement or the Settlement Agreement, or as decided by a final written decision issued by the arbitrators or as required by law, the Parties, their employees, officers, directors, counsel, consultants and expert witnesses, shall maintain as confidential the fact and existence of the arbitration proceeding, the arbitral award, contemporaneous or historical documents exchanged or produced during the arbitration proceeding and memorials, briefs or other documents prepared for the arbitration.

(g)    Notwithstanding anything to the contrary herein, the provisions of subparagraphs (b) through (f) of this Section 7 shall not be applicable to the Escrow Agent, and the Escrow Agent shall not be required to appear or participate in any arbitration proceedings, with respect to (i) disputes regarding fees payable to the Escrow Agent in accordance with this Escrow Agreement, (ii) claims for indemnification pursuant to Section 4 hereof, and (iii) disputes regarding the Escrow Agent’s rights and/or obligations under this Escrow Agreement; provided, however, that the Escrow Agent shall carry out the terms of any written arbitral decision resulting from any arbitration proceedings commenced by the other Parties hereto in accordance with this Section 7 or the Settlement Agreement.

Section 8. Miscellaneous.

(a) The invalidity, illegality or unenforceability of one or more provisions of this Escrow Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Escrow Agreement in such jurisdiction or the validity, legality or enforceability of this Escrow Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the Parties under this Escrow Agreement shall be enforceable to the fullest extent permitted by law.

8

(b) All notices and other communications provided for or permitted under this Escrow Agreement shall be made in writing and shall be sent by first-class mail, facsimile, recognized overnight courier service or personal delivery to the address of the respective Party or Parties listed on the signature pages of this Escrow Agreement, or to such other address or facsimile number and with such other copies as such Party may hereafter specify for such purpose by notice to the other Parties, in each case with a copy to the Escrow Agent. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified by the appropriate Party on the signature pages hereto and evidence of receipt is received or (ii) if given by any other means, upon delivery or refusal of delivery at the address specified in signature pages hereto.

(c) This Escrow Agreement may be executed in any number of counterparts, by telecopy or otherwise, each of which will be deemed to be an original and which together will constitute one and the same instrument.

(d) This Escrow Agreement may not be amended, modified or supplemented unless consented to in writing by all of the Parties hereto and no waiver or consent to departure from the provisions of this Escrow Agreement shall be effective unless in writing by the Party whose waiver or consent is necessary. No failure or delay by any Party in exercising any right, power or privilege under this Escrow Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(e) This Escrow Agreement constitutes the entire agreement and understanding of the Parties hereto in respect of the subject matter contained in this Escrow Agreement, and there are no restrictions, promises, representations, warranties, covenants or undertakings with respect to the subject matter of this Escrow Agreement other than those expressly set forth or referred to in this Escrow Agreement. This Escrow Agreement supersedes all prior agreements and understandings among the Parties with respect to such subject matter of this Escrow Agreement. No provision of this Escrow Agreement is intended to confer upon any person other than the Parties hereto (and their successors and permitted assigns) any rights or remedies hereunder.

(f) The provisions of this Escrow Agreement will be binding upon and inure to the benefits of the Parties hereto and will be automatically assumed by and binding upon a Party resulting from the merger, consolidation, sale of assets or other comparable transaction involving one of the Parties hereto. Except as otherwise contemplated by the preceding sentence, this Escrow Agreement may not be assigned without the express written consent of each of the Parties hereto.

(g) Notwithstanding anything to the contrary under the laws of the State of New York, Escrow Agent may rely upon facsimile copies of any certificate or notice and may treat such facsimiles as originally executed documents.

9

EXHIBIT 1

U.S. Importers of Record

U.S. Importers of Record for Irving Paper

•

•

U.S. Importers of Record for PHP

•

•

EXHIBIT 2

Signed CBP Form 4811

EXHIBIT 3

Signed CBP Form 5106

EXHIBIT 4

Irrevocable Power of Attorney

IRREVOCABLE POWER OF ATTORNEY

In furtherance of the Settlement Agreement, the U.S. Producer (Verso Corporation), the Canadian Producers (Port Hawkesbury Paper Limited Partnership, Port Hawkesbury Paper Inc., Pacific West Commercial Corporation, Port Hawkesbury Paper Holdings Ltd., Port Hawkesbury Investments Ltd., 6879900 Canada Inc., Port Hawkesbury Paper Ltd., and PHP Sales Services (US) LLC (collectively, “Port Hawkesbury”); and Irving Paper Limited (“Irving Paper”)), the Canadian parent companies of the U.S. Importers named herein and the U.S. Importers entered into a settlement agreement (the “Settlement Agreement”) pursuant to which the U.S. Producers and U.S. Importers will share the Refund in accordance with the terms of the escrow agreement by and among the U.S. Producers, the U.S. Importers and                     , as Escrow Agent (the “Escrow Agreement”). Pursuant to the Settlement Agreement, the U.S. Importers have instructed the U.S. Government to deliver the Refund in care of                     . For the purpose of implementing the provisions of the Settlement Agreement and the Escrow Agreement, the undersigned hereby covenant and agree as follows:

1    By executing and delivering this Irrevocable Power of Attorney, the undersigned hereby irrevocably make, constitute and appoint                     , as Escrow Agent under the terms of the Escrow Agreement, the true and lawful agent and attorney-in-fact (the “Attorney-in-Fact”) of the undersigned, with full power and authority to act hereunder, all as hereinafter provided, in the name of and for and on behalf of the undersigned, as fully as could the undersigned if present and acting in person, with respect to all matters arising in connection with the receipt, endorsement and deposit of the Refund into the escrow accounts established in accordance with the terms of the Escrow Agreement, including, without limitation, the power and authority to take any and all of the following actions:

(a)    arrange for, prepare for and accept the delivery by the U.S. Government of the Refund; and

(b)    endorse any check representing the Refund as Attorney-in-Fact for the U.S. Importers and deposit the Refund into the escrow accounts in accordance with the Escrow Agreement.

2.    The undersigned hereby acknowledge and agree that this Irrevocable Power of Attorney and all authority conferred hereby are granted and conferred for the benefit of the U.S. Importers and U.S. Producers under the Escrow Agreement. This Irrevocable Power of Attorney and all authority conferred hereby shall be irrevocable and shall not be terminated by the undersigned or by operation of law, by the dissolution or liquidation of any corporation or partnership or by the occurrence of any other event.

3.    The undersigned hereby ratify all actions taken or to be taken by the Attorney-in-Fact pursuant to paragraphs l(a) and l(b) of this Irrevocable Power of Attorney.

4.    The undersigned agree to indemnify and hold the Attorney-in-Fact free and harmless from any and all loss, damage or liability that it may sustain, directly or indirectly, as a result of any action taken in good faith hereunder.

5.    This Power of Attorney shall be governed by, and construed in accordance with, the laws of the State of New York (without regard to principles of conflicts of laws) and any dispute, controversy or claim hereunder shall be resolved in accordance with the Escrow Agreement.

EXHIBIT 5

Wire Transfer Number for U.S. Producer